UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2005 (January 27, 2005)

AMSURG CORP.

(Exact Name of Registrant as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation)	000-22217 (Commission File Number)	62-1493316 (I.R.S. Employer Identification No.)

20 Burton Hills Boulevard Nashville, Tennessee (Address of Principal Executive Offices)	37215 (Zip Code)

(615) 665-1283

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

     On January 27, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of AmSurg Corp. (the “Company”) approved certain resolutions, including resolutions with respect to the following actions:

     Approval of Stock Option Awards to Executive Officers and Others. The Committee granted options to purchase shares of the Company’s common stock to employees of the Company, including the executive officers of the Company, pursuant to the Company’s Amended and Restated 1997 Stock Incentive Plan, as amended. Stock options were granted to executive officers of the Company as follows:

		No. of Shares Subject
Name	Title	to Options Granted
Ken P. McDonald	President and Chief Executive Officer	105,000
Claire M. Gulmi	Senior Vice President, Chief Financial Officer and Secretary	45,000
David L. Manning	Senior Vice President, Development	75,000
Royce D. Harrell	Senior Vice President, Corporate Services	37,500

The form of Non-Qualified Stock Option Agreement for the options granted is attached hereto as Exhibit 99.1.

     Cash Bonus Plan. The Committee approved the Company’s Cash Bonus Plan for 2005. Pursuant to the 2005 Cash Bonus Plan, employees of the Company, including the executive officers, are eligible to receive cash bonuses based upon the Company’s attainment of certain earnings targets and other specific targets related to an employee’s specific area of responsibility, including surgery center profits and new acquisition and development transactions, in each case as determined by the Committee. For 2005, bonuses for Mr. McDonald and Ms. Gulmi will be based 50% upon the attainment of Company earnings targets, 33% upon targets related to surgery center profits, and 17% upon targets related to new acquisition and development transactions and Mr. Harrell’s bonus will be based 33% upon the attainment of Company earnings targets, 50% upon targets related to surgery center profits, and 17% upon targets related to new acquisition and development transactions. Mr. Manning is eligible to receive a cash bonus of up to 25% of his 2005 base salary based upon the attainment of Company earnings targets and up to 10% of his 2005 base salary based upon targets related to profits for newly acquired surgery centers. Mr. Manning is eligible to receive an additional cash bonus based upon the number of new acquisition and development transactions completed during 2005. The maximum total bonus award that executive officers can receive ranges from 60% to 100% of base salary for 2005.

     On January 28, 2005, the Board of Directors of the Company, upon the recommendation of the Committee, approved the terms of compensation to be paid to the non-employee directors of the Company. During 2005, each non-employee director will receive an annual retainer of $10,000 for his or her services as a director, $3,500 for each Board meeting that he or she attends in person and $1,500 for each Board meeting that he or she attends via telephone. Each non-employee director also will receive $1,000 for each meeting of the Compensation Committee or the Nominating and Corporate Governance Committee that he or she attends and $2,500 for each meeting of the Audit Committee that he or she attends, whether in person or via telephone, except that the Chair of the Audit Committee will receive $3,500 for each Audit Committee meeting that he attends, the Chair of the Compensation Committee will receive $2,000 for each Compensation Committee meeting that he attends and the Chair of the Nominating and Corporate Governance Committee will receive $2,000 for each Nominating and Corporate Governance Committee meeting that he attends. The Chairman of the Board of Directors will receive an additional $25,000 for his services as Chairman. In addition, the Company will reimburse each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.

     On the date of each annual meeting of shareholders, each non-employee director who is elected or reelected to the Board of Directors, or who otherwise continues as a director, will automatically receive on the date of the annual meeting of shareholders a grant of that number of shares of restricted common stock having an aggregate fair market value on such date equal to $10,000, adjusted annually for changes in the Consumer Price Index, or CPI. Each grant of restricted stock will vest in equal one-third increments on the date of grant and, if the grantee is still a director, the first and second anniversaries of the date of grant. Until the earlier of (i) five years from the date of grant and (ii) the date on which the non-employee director ceases to serve as a director, no restricted stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Upon termination of a non-employee director’s service as a director for any reason other than death, disability or retirement, all shares of his or her unvested restricted stock will be forfeited. Upon termination of a non-employee director’s service as a director due to death, disability or retirement, all shares of his or her restricted stock will vest immediately.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibit 99.1 – Form of Non-Qualified Stock Option Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

	By:	/s/ Claire M. Gulmi

Claire M. Gulmi Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date: February 2, 2005

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INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Form of Non-Qualified Stock Option Agreement

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